Exhibit (a)(1)(a)

GENESEE & WYOMING INC.

Offer to Amend Certain Options

This offer and withdrawal rights will expire at

5:00 p.m., Eastern Time, on July 13, 2007 unless we extend this offer.

By this Offer to Amend Certain Options (this “Offer to Amend”), Genesee & Wyoming Inc. (referred to as “GWI,” the “Company,” “we,” “our” or “us”) is giving all eligible employees holding eligible options to purchase shares of our Class A common stock, par value $0.01 per share (“common stock”), the opportunity to amend such options and receive cash payments (this “offer”).

We have determined that certain of your stock options were or may have been granted at a discount from fair market value and, therefore, may be subject to adverse tax consequences under recently enacted tax legislation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the American Jobs Creation Act of 2004 (together, referred to as “Section 409A”). These consequences include income tax at vesting, plus an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend, your eligible options will be amended and we expect that they will no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible employee” only if you are an employee of the Company or one of its subsidiaries on the last date on which this offer remains open for acceptance, you hold eligible options (defined below) and you are subject to United States federal income taxes. A current executive officer of the Company is an eligible employee only if such executive officer was not an executive officer on the date of grant of an eligible option to such executive officer.

An option to purchase common stock is eligible for this offer (“eligible option”) only if each of the following conditions is met:

•	the option was granted under the Company’s 1996 Stock Option Plan (the “Stock Plan”) or the Company’s Amended and Restated 2004 Omnibus Incentive Plan (the “Omnibus Plan”);

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

If you elect to participate in this offer:

•

your eligible option (or a portion thereof) will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

•

you will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

If you elect to accept this offer with respect to an eligible option, such eligible option will be amended on the date that this offer expires (currently expected to be July 13, 2007) and you will receive paperwork regarding your amended option promptly after the expiration of this offer. Each amended option will be subject to an amended option agreement (award notice) between you and the Company. Any amended option you receive will continue to be subject to the same vesting schedule.

Promptly following the expiration of this offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment with respect to the amendment of your eligible options. Cash payments will not be subject to any further vesting conditions and will be paid to you on the first payroll date following January 1, 2008, less applicable withholding taxes.

This offer is not conditioned upon it being accepted with respect to a minimum number of eligible options, but this offer is subject to certain other customary conditions.

Our common stock is traded on the New York Stock Exchange under the symbol “GWR.” On June 11, 2007 the closing price of our common stock was $30.93 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” on page 17 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT-ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached election form, and fax it to Christine C. Moran at (203) 661-4106, e-mail it to cmoran@gwrr.com, or hand deliver it to Christine C. Moran at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 before 5:00 p.m., Eastern Time, on July 13, 2007. Only responses that are complete, signed, and actually received by Christine C. Moran by the deadline will be accepted. Responses that are received after the deadline will not be accepted. We intend to confirm the receipt of your election form and/or any withdrawal form by either e-mail within two U.S. business days or by United States mail posted within three U.S. business days (if no e-mail address is available). If you have not received such an e-mail or United States mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the tax consequences affecting your options to Richard T. O’Donnell at:

Genesee & Wyoming Railroad Services, Inc.

1200-C Scottsville Road, Ste 200

Rochester, New York 14624

Phone: (585) 328-8601

Fax: (585) 328-8622

E-mail: rodonnell@gwrr.com

If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating in this offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Offer to Amend Certain Options, dated June 14, 2007.

Although our board of directors has approved this offer, neither we nor our board of directors is making any recommendation to you as to whether you should participate in this offer. You must make your own decision as to whether to participate in this offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the cash consideration or amended options in any jurisdiction in which such offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying letter from Allison M. Fergus, General Counsel and Secretary, dated June 14, 2007, and the election and withdrawal forms, together with their associated instructions, as well as the other offer documents. This offer is made subject to the terms and conditions of these offer documents as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	7

Q2.	Why is the Company making this offer?	7

Q3.	Who is eligible to participate in this offer?	8

Q4.	Which options are eligible under the terms of this offer?	8

Q5.	How do I participate in this offer?	8

Q6.	If I decide to participate in this offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?	9

Q7.	When will I receive my cash payments and amended options?	10

Q8.	Am I required to participate in this offer?	10

Q9.	What happens if I elect to participate in this offer but leave the Company before the expiration of this offer?	10

Q10.	If I leave the Company before this offer expires and therefore cannot participate in this offer, what happens to my eligible options?	10

Q11.	What will be the exercise price of my amended options?	11

Q12.	Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?	11

Q13.	If I participate in this offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?	11

Q14.	When will my amended options vest?	11

Q15.	Will the terms and conditions of my amended options be the same as my original options?	11

Q16.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?	11

Q17.	If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?	11

Q18.	Are there any positive or negative tax consequences to my participation in this offer?	12

Q19.	How will cash payments with respect to the amendment of eligible options be taxed?	12

Q20.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?	13

Q21.	How will you confirm to me that my election form or withdrawal form has been received?	13

Q22.	Can I accept this offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?	13

Q23.	Will my decision to participate in this offer have an impact on my ability to receive options in the future?	13

Q24.	Is this a modification of options for accounting purposes?	13

Q25.	How do you determine whether I have properly accepted this offer?	14

Q26.	When will my amended options expire?	14

Q27.	What will constitute an agreement to amend eligible options?	14

Q28.	Will I receive an amended option agreement?	14

Q29.	Is this offer conditioned upon it being accepted with respect to a minimum number of eligible options?	14

Q30.	Do I have to pay a commission in connection with the amendment of my eligible options?	14

Q31.	If you extend this offer, how will you notify me?	14

Q32.	How will you notify me if this offer is changed?	14

Q33.	Can I change my mind and withdraw from this offer?	15

Q34.	How do I withdraw my election?	15

Q35.	What if I withdraw my election and then decide again that I want to participate in this offer?	15

Q36.	Can I change my mind about which options with respect to which I want to accept this offer?	15

Q37.	How should I decide whether or not to accept this offer with respect to my eligible options?	15

Q38.	Has the Company or its board of directors adopted a position on this offer?	16

Q39.	Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?	16

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees: (1) to elect to have certain outstanding options amended to increase their exercise price, and (2) to receive a cash payment with respect to the amendment of such options. This offer is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms used in this Offer to Amend

The following are some terms that are frequently used in this Offer to Amend:

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when eligible options with respect to which you accept this offer will be amended to reflect a new exercise price. The new exercise price will be equal to the fair market value of a share of the Company’s common stock on the eligible option’s deemed grant date. We expect that the amendment date will be July 13, 2007, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly extended.

•

“Addendum” refers to the document that will be provided to each eligible employee that holds eligible options. The Addendum will list eligible options, a description of any potential cash payments, the deemed grant dates of the eligible options and the amended option exercise price.

•	“common stock” refers to the Company’s shares of Class A commons stock, par value $0.01 per share.

•

“eligible employee” refers to all employees of the Company or any of its subsidiaries that (i) are current employees of the Company or any of its subsidiaries as of the expiration date, (ii) hold eligible options and (iii) are subject to United States federal income tax. A current executive officer of the Company is an eligible employee only if such executive officer was not an executive officer on the date of grant of an eligible option to such executive officer.

•	“eligible options” refers to all options with respect to which you may accept this offer, as described in Question and Answer 4 and Section 1 of this Offer to Amend.

•	“employee” means an employee of the Company or any of its subsidiaries.

•

“executive officers” refers to those officers of the Company listed in Section 11 of this Offer to Amend, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only executive officers who were not executive officers of the Company on the date of grant of eligible options are considered “employees” for purposes of this offer and eligible to participate in this offer.

•

“expiration date” refers to the date on which this offer expires. The expiration date will be July 13, 2007 at 5:00 p.m., Eastern Time, unless this offer is extended. We may extend the expiration date at our sole discretion. If we extend this offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 14, 2007, and end at 5:00 p.m., Eastern Time, on July 13, 2007, unless this offer is extended.

Q2.	Why is the Company making this offer?

A2.

As part of a review of our option granting process on behalf of and under the supervision of our audit committee, we have determined that certain options granted on July 31, 2003, May 18, 2005 and May 30, 2006 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, Section 409A provides that options that were granted at a discount and vest after December 31, 2004 will likely cause the option recipients, or optionees, to be subjected to unfavorable tax consequences. If eligible options are amended, the unfavorable tax consequences as described in Section 14 of this Offer to Amend should be eliminated. We believe that the amendment of eligible options pursuant to this offer will foster retention of our valuable employees and encourage high levels of performance by individuals who contribute to our success. (See Section 3)

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are an employee of the Company or any of its subsidiaries on the expiration date and you are subject to federal income tax in the United States. You must hold eligible options in order to participate. (See Section 1)

Q4.	Which options are eligible under the terms of this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the Stock Plan or the Omnibus Plan;

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”); and

•	the option is outstanding as of the expiration date. (See Section 2)

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on July 13, 2007 (the expiration date):

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form to Christine C. Moran in the manner set forth in the last paragraph of this Answer 5.

If you participate in this offer, you will be required to accept this offer with respect to all of the shares subject to each of your eligible options. To help you determine your outstanding eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the amended option exercise price. If you hold an option that is not listed on the Addendum, the option is not an eligible option and is not subject to this offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made by an eligible employee promptly after the expiration date of this offer. (See Section 4)

Your election to participate in this offer becomes irrevocable after 5:00 p.m., Eastern Time, on July 13, 2007, unless this offer is extended, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your eligible options by 6:00 p.m. Eastern Time on August 10, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign the attached election form and fax it to Christine C. Moran at (203) 661-4106, e-mail it to cmoran@gwrr.com or hand deliver it to Christine C. Moran at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 before 5:00 p.m., Eastern Time, on July 13, 2007. Only responses that are complete, signed and actually received by Christine C. Moran by the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election forms is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form by either e-mail within two U.S. business days or by United States mail posted within three U.S. business days (if no e-mail address is available). If you have not received such an e-mail or United States mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. (See Section 2 and Section 4)

Q6.	If I decide to participate in this offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?

A6.	If you elect to participate in this offer, your eligible options will be amended on the amendment date, which is the same day as the expiration date. The expiration date will be July 13, 2007, unless this offer period is extended. The amended option will continue to be subject to the terms and conditions of the Omnibus Plan (including the vesting period), and to an amended option agreement (award notice) between you and the Company. The Omnibus Plan replaced the Stock Plan and, therefore, even though you may have been granted options under the Stock Plan, your existing options granted under the Stock Plan and your amended options will be subject to the terms and condition of the Omnibus Plan. The amended option will continue to vest pursuant to the original vesting schedule as will be reflected in the amended option agreement. You will also become entitled to receive a cash payment with respect to the amendment of your eligible options, as described below. (See Section 2 and Section 6)

Summary of Amendment and Cash Payment

1. Your eligible option (or a portion thereof) will be amended solely to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

3. Each such cash payment will be made, less applicable tax withholding, on the first payroll date following January 1, 2008.

4. You will be entitled to receive a cash payment with respect to the amendment of an eligible option. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

5. The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

Example

You were issued options to purchase 300 shares of stock with an exercise price equal to $10.00 per share, of which 100 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $15.00 on the deemed grant date. As of the offer expiration date, 300 shares were vested (200 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 200 shares (the 100 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the 200 options pursuant to the terms of this offer you will receive the following:

1. Amended options to purchase 200 shares with an amended exercise price of $15.00 per share. These amended options will be fully vested as of the amendment date.

2. A cash payment of $1,000 (($15.00-$10.00) multiplied by 200), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

Q7.	When will I receive my cash payments and amended options?

A7.	Any cash payment owed to you for an eligible option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required in order to avoid adverse tax consequences under Section 409A. Promptly following the expiration date, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment with respect to the amendment of your eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. (See Section 6)

Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be July 13, 2007. If the expiration date of this offer is extended, the amendment date will be similarly extended. Promptly after the expiration of this offer, you will receive paperwork, including a “Promise to Make Cash Payment,” regarding your amended options. (See Section 6)

You will be entitled to receive cash payments regardless of whether you remain employed with the Company on the actual cash payment date.

Q8.	Am I required to participate in this offer?

A8.	No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, with respect to each eligible option, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option, to the extent such shares vested, or are scheduled to vest, after December 31, 2004. (See Section 2)

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please see Questions and Answers 16 and 18 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options. (See Section 14)

Q9.	What happens if I elect to participate in this offer but leave the Company before the expiration of this offer?

A9.	You may only participate in this offer if you are an employee of the Company or any of its subsidiaries on the expiration date of this offer. (See Section 1) If, for any reason, you are not an employee of the Company or one of its subsidiaries on the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options in accordance with their existing terms. (See Section 6)

Q10.	If I leave the Company before this offer expires and therefore cannot participate in this offer, what happens to my eligible options?

A10.	Your unvested options will expire immediately on termination of employment and you will have 90 days (or such other period specified in your option paperwork, if different) to exercise your vested stock options. As discussed in Section 14, upon exercise of any eligible options, you will potentially be subject to adverse tax consequences under Section 409A, for which you will be solely responsible.

Q11.	What will be the exercise price of my amended options?

A11.	Amended options will have an exercise price per share equal to what the fair market value of our common stock was on the option’s deemed grant date as listed on your Addendum. (See Section 9)

Q12.	Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?

A12.	No. You do not need to do anything in order to receive your cash payments. The cash payment, less any applicable tax withholding, with respect to the amendment of eligible options will be made on the first payroll date following January 1, 2008. Promptly following the expiration date, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment with respect to the amendment of eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. (See Section 6)

Once this offer has expired and your election with respect to options has been accepted, your options will be amended. There is nothing that you must do with respect to such amendment. Your amended options will be amended on the expiration date. (See Section 1)

Q13.	If I participate in this offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?

A13.	No. You will be entitled to receive the cash payment for your amended options regardless of whether you remain employed with the Company on the actual cash payment date. (See Section 6)

Q14.	When will my amended options vest?

A14.	If your option is amended, it will continue to vest according to the vesting schedule of your original option. Continued vesting is subject to your continued employment with us through each relevant vesting date. (See Section 9)

Q15.	Will the terms and conditions of my amended options be the same as my original options?

A15.	Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects. (See Section 9, Section 12 and Section 14)

Q16.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?

A16.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us in connection with this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain all of their other terms and conditions, including their current vesting schedule. As described in Question and Answer 18, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 6) Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q17.	If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?

A17.

Yes. However, if you choose to accept this offer with respect to any of your eligible options, you must accept this offer with respect to all of the shares subject to such eligible option, except as described below. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of such option that remains outstanding and unexercised as of the expiration date. If you hold an eligible option and one portion of the option has vested prior to December 31, 2004, and the remainder has vested or is scheduled to vest after December 31, 2004, only the portion that has vested or is scheduled to vest after December 31, 2004 is an eligible option. (See Section 2)

Q18.	Are there any positive or negative tax consequences to my participation in this offer?

A18.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States federal income tax law.

Section 409A provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., stock options granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. None of the eligible options have fixed exercise dates and, therefore, Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% federal tax and interest charges. It is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price on the newly vesting options. However, because the regulations do not explicitly address this, this remains unclear.

Please also see Question and Answer 16 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options.

If you participate in this offer, you should not be required under current law to recognize income for United States federal income tax purposes at the time you choose to accept this offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments following the amendment date. In addition, you may have taxable income when you exercise your amended options or when you sell your shares of common stock. (See Section 14)

Uncertainty

Unfortunately, the regulations promulgated by the Internal Revenue Service (the “IRS”) under Section 409A do not yet provide detailed guidance regarding the calculation of the 20% additional tax and interest charges in the case of discount option grants. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

The discussion above is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q19.	How will cash payments with respect to the amendment of eligible options be taxed?

A19.

You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld. (See Section 14)

The discussion above is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal, state and local income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q20.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?

A20.	No. However, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer an employee of the Company or one of its subsidiaries on the date that the original option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms.

Moreover, even if we accept your eligible options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q21.	How will you confirm to me that my election form or withdrawal form has been received?

A21.	We intend to confirm the receipt of your election form and/or any withdrawal form by either e-mail within two U.S. business days or by United States mail posted within three U.S. business days (if no e-mail address is available). If you have not received such an e-mail or United States mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. (See Section 4)

Q22.	Can I accept this offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?

A22.	No. This offer relates only to outstanding options to purchase the Company’s common stock. You may not accept this offer with respect to shares of our common stock previously acquired upon the exercise of options. (See Section 2)

Q23.	Will my decision to participate in this offer have an impact on my ability to receive options in the future?

A23.	No. Your election to participate or not participate in this offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q24.	Is this a modification of options for accounting purposes?

A24.	Yes. This is considered a modification of options for accounting and financial reporting purposes. As a result, the Company intends to record approximately $15,000 as incremental compensation expense, which represents the excess of the fair value of the amended eligible option and corresponding cash payment over the fair value of the original eligible option. (See Section 12)

Q25.	How do you determine whether I have properly accepted this offer?

A25.	We will determine, at our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q26.	When will my amended options expire?

A26.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with the Company. The Company will send you a “Promise to Make Cash Payment” and an amended option agreement (award notice) regarding your amended options. (See Section 9)

Q27.	What will constitute an agreement to amend eligible options?

A27.	Your election to participate in this offer through the procedures described in this Offer to Amend will constitute your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer, as described in this Offer to Amend. (See Section 4)

Q28.	Will I receive an amended option agreement?

A28.	Yes. All amended options will be subject to an amended option agreement (award notice) between you and the Company. (See Section 9)

Q29.	Is this offer conditioned upon it being accepted with respect to a minimum number of eligible options?

A29.	No. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q30.	Do I have to pay a commission in connection with the amendment of my eligible options?

A30.	No. You will not be required to pay any commission or make any other payments if you decide to participate in this offer.

Q31.	If you extend this offer, how will you notify me?

A31.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q32.	How will you notify me if this offer is changed?

A32.	If we change this offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the day we change this offer. (See Section 15)

Q33.	Can I change my mind and withdraw from this offer?

A33.	Yes. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q34.	How do I withdraw my election?

A34.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and signed withdrawal form to Christine C. Moran in the manner set forth in the last paragraph of Answer 5. (See Section 5)

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q35.	What if I withdraw my election and then decide again that I want to participate in this offer?

A35.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q36.	Can I change my mind about which options with respect to which I want to accept this offer?

A36.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and submitting a withdrawal form to Christine C. Moran. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional eligible options, or you may choose to accept this offer with respect to fewer eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the eligible options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form. (See Section 5)

Q37.	How should I decide whether or not to accept this offer with respect to my eligible options?

A37.	We understand that the decision whether or not to accept this offer with respect to your eligible options in this offer will be a challenging one for many employees. This offer is subject to risks (see “Risks of Participating in the Offer” on page 17 of this Offer to Amend for information regarding some of these risks). There are no guarantees that you would not ultimately receive greater value from your eligible options if you decline this offer, exercise your eligible options and sell the shares of our common stock received upon such exercise (for example, you may be better off exercising and selling if the market price of our common stock is less on the expiration date of this offer than it is today or at any time during the offer period, after considering the potential tax consequences). The decision to participate in this offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to help determine if participation in this offer is right for you. (See Section 3)

Q38.	Has the Company or its board of directors adopted a position on this offer?

A38.	Our board of directors has approved this offer. However, neither we nor our board of directors is making any recommendation to you as to whether you should participate in this offer. You must make your own decision as to whether to participate in this offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

Q39.	Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?

A39.	If you need additional copies of this Offer to Amend or the election or withdrawal forms, you should contact Christine C. Moran at:

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Phone: (203) 629-3722

Fax: (203) 661-4106

Email: cmoran@gwrr.com

For additional information, assistance or questions concerning this offer or questions about the tax consequences discussed in this offer, please contact Richard T. O’Donnell at:

Genesee & Wyoming Railroad Services, Inc.

1200-C Scottsville Road, Ste 200

Rochester, New York 14624

Phone: (585) 328-8601

Fax: (585) 328-8622

E-mail: rodonnell@gwrr.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in this offer involves a number of risks, including those described below. You should carefully consider these risks, together with other information contained in this Offer to Amend, before deciding to participate in this offer. In addition, we strongly urge you to read the information included in our most recent annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K and other documents filed with the SEC before deciding to participate in this offer. The risks described below and in our reports and other documents filed with the SEC are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Tax-related risks

The IRS could change the expected Section 409A tax consequences.

The IRS is expected to provide additional guidance with respect to Section 409A and the tax implications of discount options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in this offer and not to have amended your eligible options.

You may incur additional taxes and penalties under state and local tax laws.

This offer is being made to avoid certain adverse U.S. federal tax consequences to holders of eligible options under Section 409A. Certain states, including California, have adopted, and other states and local tax authorities may adopt, provisions similar to Section 409A. Since this offer does not address, and eligible options are not amended to avoid, potential adverse effects of applicable state and local tax laws, there can be no assurance that you will not incur additional taxes and penalties under state and local tax laws with respect to your eligible options, and you may incur such taxes and penalties even if your eligible options are amended pursuant to the terms of this offer.

Business-related risks

The information included under “Part I-Item 1A-Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This Offer to Amend and other documents referred to in this Offer to Amend may contain forward-looking statements based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including the following risks applicable to all of our operations: risks related to the acquisition and integration of railroads; difficulties associated with customers, competition, connecting carriers, employees and partners; derailments; adverse weather conditions; unpredictability of fuel costs; changes in environmental and other laws and regulations to which we are subject; general economic and business conditions; and additional risks associated with our foreign operations. Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those set forth in “Part I-Item 1A-Risk Factors” and “Part II-Item 7-Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference and “Part I-Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II-Item 1A-Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2007, which sections are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information that becomes available, future events or otherwise.

THE OFFER

1. Eligibility.

You are an “eligible employee” only if you are a current employee of the Company or one of its subsidiaries on the last date on which this offer remains open for acceptance (the expiration date), you hold eligible options and you are subject to federal income tax in the United States. A current executive officer of the Company is an eligible employee only if such executive officer was not an executive officer on the date of grant of an eligible option to such executive officer. No executive officer or director owns any eligible options or will participate in this Offer to Amend, except for Allison M. Fergus, General Counsel and Secretary of the Company, who became an executive officer following the date the eligible options were granted to her.

As an employee of the Company or one of our subsidiaries, unless expressly provided by an agreement between you and us or by the requirements of applicable law, your employment with us will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

2. Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment a total of up to 162,917 eligible options to purchase a total of up to 162,917 shares of common stock that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the Company’s 1996 Stock Option Plan (the “Stock Plan”) or the Company’s Amended and Restated 2004 Omnibus Incentive Plan (the “Omnibus Plan”);

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”); and

•	the option is outstanding as of the expiration date.

As noted above, in order to be eligible, options must be outstanding as of the expiration date. For example, if a particular option expires after commencement of this offer, but before the expiration date, that particular option is not eligible for this offer.

If you choose to accept this offer with respect to any of your eligible options, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to such option that were unvested as of December 31, 2004. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of such option that remains outstanding and unexercised as of the expiration date.

If you elect to participate in this offer, your eligible options will be amended on the amendment date (expected to be July 13, 2007). You will also be entitled to receive a cash payment with respect to the amendment of your eligible options.

Summary of Amendment and Cash Payment

1. Your eligible option (or a portion thereof) will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

3. Each such cash payment will be paid, less applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required by provisions of Section 409A.

4. Promptly following the expiration of this offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment with respect to the amendment of your eligible options.

5. The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

6. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

Example

You were issued options to purchase 300 shares of stock with an exercise price equal to $10.00 per share, of which 100 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $15.00 on the deemed grant date. As of the offer expiration date, 300 shares were vested (200 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 200 shares (the 100 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the 200 options pursuant to the terms of this offer you will receive the following:

1. Amended options to purchase 200 shares with an amended exercise price of $15.00 per share. These amended options will be fully vested as of the amendment date.

2. A cash payment of $1,000 (($15.00-$10.00) multiplied by 200), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

If you accept this offer with respect to options that are unvested and you are no longer an employee of the Company on the date that the original option would have vested, you will not vest in any amended options you have received.

Each amended option will continue to be subject to the terms and conditions of the option plan under which it was granted, and to an amended option agreement (award notice) between you and the Company. The Omnibus Plan is attached as an exhibit (incorporated by reference) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. A form of amendment to award notices for employees for options has also been attached as an exhibit to the Tender Offer Statement on Schedule TO. The Omnibus Plan replaced the Stock Plan and, therefore, all options granted under the Stock Plan are subject to the terms and conditions of the Omnibus Plan.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on July 13, 2007, unless we extend this offer. We may, in our discretion, extend this offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend this offer.

3. Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to encourage high levels of performance by individuals who contribute to our success and to enable us to attract, motivate, retain and reward talented and experienced individuals. As part of a review of our option granting process on behalf of and under the supervision of our audit committee of our board of directors, we have determined that certain options granted on July 31, 2003, May 18, 2005 and May 30, 2006 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, recently enacted tax legislation under Section 409A provides that options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences. If eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated and our incentive and/or retention goals for these options will be maintained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the eligible employees whole for the adjustment in option exercise price on the expiration date.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of our securities; or

•	any change in our certificate of incorporation or bylaws, or any other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information contained or incorporated by reference in this Offer to Amend, the Tender Offer Statement on Schedule TO filed with the SEC and our other SEC filings, and you should consult with your own financial, legal and/or tax advisor. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to participate in the offer.

Proper election.

Participation in this offer is completely voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Christine C. Moran. Christine C. Moran must receive the properly completed and signed election form and option agreement(s) (award notice(s)) before the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on July 13, 2007, unless we extend this offer. Election forms and related documents may only be submitted by fax to Christine C. Moran at (203) 661-4106, by e-mail at cmoran@gwrr.com, or by hand delivering these documents to Christine C. Moran at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 before the expiration date.

If you participate in this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option. To help you recall your eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the amended option exercise price. If we do not receive your election form by the deadline, then you will not participate in this offer, and the exercise price and all of the other terms of all eligible options you currently hold will remain unchanged and you will not receive any cash payment.

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on July 13, 2007 unless this offer is extended, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form to Christine C. Moran prior to the expiration date. This new election form must also list all of the options that you have previously elected to accept and with respect to which you continue to wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form by either e-mail within two U.S. business days or by United States mail posted within three U.S. business days (if no e-mail address is available). If you have not received such an e-mail or United States mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Christine C. Moran by the deadline will be accepted. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first paragraph of this Section 4. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections have been made promptly after the expiration date.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication, which will substantially include the information set forth in exhibit (a)(1)(j) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Options that we accept will be amended on the expiration date.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election of any particular options or for any particular eligible employee, provided that if we grant any such waiver, it will be granted with respect to all eligible employees and eligible options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw the eligible options with respect to which you previously elected to accept this offer only in accordance with the provisions of this Section 5.

If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of these eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Time, on July 13, 2007, or if we extend this offer, you may withdraw your eligible options at any time until the extended expiration date, except that if we have not accepted your eligible options by 6:00 p.m. Eastern Time on August 10, 2007, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the eligible options with respect to which you have previously chosen to accept this offer, you must, in accordance with the instructions of the withdrawal form, deliver to Christine C. Moran either via facsimile at (203) 661-4106, by e-mail at cmoran@gwrr.com, or by hand to Christine C. Moran at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the eligible options. Any eligible options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Christine C. Moran must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on July 13, 2007, unless we extend this offer.

Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of this offer, unless you properly re-elect to accept this offer with respect to your eligible options at any time before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form to Christine C. Moran before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. The Company intends to confirm the receipt of your withdrawal form and/or any election form by either e-mail within two U.S. business days or by United States mail posted within three U.S. business days (if no e-mail address is available). If you have not received an e-mail or United States mail confirmation, you must notify us that you have provided us with your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Christine C. Moran by the deadline will be accepted. Responses may be submitted only by fax, e-mail or hand delivery, as set forth in the first sentence of the third paragraph of this Section 5. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

6. Acceptance of options for amendment and cash payments.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment and amend all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these eligible options will be amended as of the amendment date, which is the same date as the expiration date. If the expiration date is extended, the amendment date will be similarly extended. We expect that the amendment date will be July 13, 2007, unless the offer period is extended.

Promptly after the amendment date, we will send you paperwork regarding your amended options. With respect to all eligible options with respect to which you choose to accept this offer, as of the amendment date, you will become entitled to receive cash payments in the amounts set forth in your Addendum.

Any cash payment owed to you with respect to the amendment of your eligible options will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. Promptly following the expiration date, we will send you a “Promise to Make Cash Payment” evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Christine C. Moran by telephone at (203) 629-3722.

For purposes of this offer, we will be deemed to have accepted eligible options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to option holders generally of our acceptance of the options. This notice may be made by press release, e-mail or other method of communication, which will substantially include the information set forth in exhibit (a)(1)(j) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Subject to our rights to terminate this offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If, for any reason, you are not an employee of the Company or one of its subsidiaries through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options. These options will continue to be governed in all respects by the stock option plans under which they were granted and by the existing option agreements (award notices) between you and the Company.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and all of their other terms and conditions, including their current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences of participating or not participating in this offer.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may, at our sole discretion, terminate or extend this offer or amend the terms of this offer before the expiration date, including with respect to eligible options with respect to which proper elections have been made, if any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this offer or otherwise relating in any manner to this offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this offer, any of which might restrain, prohibit or delay completion of this offer or impair the contemplated benefits of this offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of this offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of this offer,

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•

a tender or offer, other than this offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that;

•	any person, entity or group has purchased all or substantially all of our assets,

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for amendment of eligible options, or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•

there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the IRS with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of eligible options under Section 409A or otherwise, in each case that would, in the reasonable judgment of the Company, make this offer unnecessary;

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of this offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company.

If any of the above events occur, we may, at our sole discretion:

•	terminate this offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend this offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to this offer. Should we decide to waive any of the material conditions to this offer, this offer will remain open for five business days following the date we announce the waiver. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.

8. Price range of shares underlying the options.

There is no established market for options to purchase shares of our common stock. However, our common stock is currently traded on the New York Stock Exchange under the symbol “GWR.” On February 14, 2006, we announced a three-for-two common stock split in the form of a 50% stock dividend distributed on March 14, 2006, to shareholders of record on February 28, 2006. All share and per share amounts presented herein have been restated to reflect the retroactive effect of this stock split as well as any previous stock splits. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ending December 31, 2007
1st Quarter	$28.60	$24.20
Fiscal Year Ending December 31, 2006
4th Quarter	$29.00	$22.32
3rd Quarter	$35.69	$21.00
2nd Quarter	$36.75	$26.36
1st Quarter	$32.57	$24.17
Fiscal Year Ended December 31, 2005
4th Quarter	$25.03	$19.59
3rd Quarter	$21.37	$17.69
2nd Quarter	$19.97	$15.35
1st Quarter	$18.79	$15.13

On June 11, 2007, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $30.93 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of amended options.

Consideration.

We will amend options and make cash payments with respect to the amendment of eligible options with respect to which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses, from cash on hand and cash derived from our operations.

Assuming we receive and accept elections from eligible employees with respect to all options eligible for this offer, we will amend up to 162,917 options to purchase a total of up to 162,917 shares of our common stock, or less than 1% of the total shares of our common stock outstanding as of June 11, 2007, and we will make cash payments in an aggregate amount of approximately $233,834 with respect to such amendments.

General terms of amended options.

If we accept your election to amend your eligible options, such options will be amended on the amendment date (expected to be July 13, 2007). On such date, your eligible options will be amended to increase their original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum). Except for the exercise price, the terms and conditions of your amended options, including with respect to the vesting of options, will remain the same in all respects as the eligible options with respect to which you choose to accept this offer. All amended options will be subject to the Omnibus Plan and an amended stock option agreement (award notice) between you and the Company. The Omnibus Plan replaced the Stock Plan and, therefore, all options granted under the Stock Plan are governed by the terms and conditions of the Omnibus Plan.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of accepting or rejecting this offer. Please note that the discussion in Section 14 of this Offer to Amend is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed in Section 14 of this Offer to Amend.

If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating in this offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

10. Information concerning GWI.

Our principal executive offices are located at 66 Field Point Road, Greenwich, Connecticut 06830, and our telephone number is (203) 629-3722. Questions regarding how to participate in this offer should be directed to Diane L. Barretta at:

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Phone: (203) 629-3722

Facsimile: (203) 661-4106

E-mail: dbarretta@gwrr.com

We are a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Operations currently include 48 railroads organized in 10 regions, as well as service at 12 U.S. ports, contract coal loading and industrial switching. We operate more than 6,800 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

The financial information included under “Part II-Item 6-Selected Financial Data,” “-Item 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “-Item 7A-Quantitative and Qualitative Disclosures About Market Risk,” “-Item 8-Financial Statements and Supplementary Data,” and “Part IV-Item 15-Exhibits and Financial Statement Schedules” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and under “Part I-Item 1 -Financial Statements (Unaudited),” “-Item 2-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “-Item 3-Quantitative and Qualitative Disclosures About Market Risk” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Amend for instructions on how you can examine, or obtain copies of, our SEC filings, including filings that contain our financial statements and other financial information.

We had a book value per share of $13.84 at March 31, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Three Months Ended
	December 31, 2005	December 31, 2006	March 31, 2007
Ratio of earnings to fixed charges	4.14	11.08	4.69

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

11. Interests of directors and executive officers; transactions and arrangements concerning the options; agreements concerning the options.

As of June 11, 2007, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 1,183,360 options under the Omnibus Plan and all predecessor plans (collectively, the “Plans”) to purchase a total of 1,183,360 of our shares of common stock, which represented approximately 50.51% of all options outstanding under the Plans and 50.51% of the shares subject to all options outstanding under the Plans as of that date.

The table below sets forth the beneficial ownership of each of our directors and executive officers of options under the Plans outstanding as of June 11, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under the Plans, which was 2,342,947 options as of June 11, 2007. No director or executive officer owns any eligible options or will participate in this Offer to Amend, except for Allison M. Fergus, General Counsel and Secretary of the Company, who became an executive officer following the date eligible options were granted to her.

Unless otherwise indicated, the address of each executive officer and director is: c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830.

Name	Number of Options Outstanding Under the Plans Beneficially Owned as of June 11, 2007		Percentage of Outstanding Options Under the Plans
Mortimer B. Fuller III	454,723		19.41%
John C. Hellmann	377,040		16.09%
Robert M. Melzer	15,189		*
Philip J. Ringo	5,063		*
Peter O. Scannell	10,125		*
Mark A. Scudder	10,125		*
M. Douglas Young	0		—
David C. Hurley	0		—
Øivind Lorentzen III	0		—
Timothy J. Gallagher	117,638		5.02%
James W. Benz	135,185	(1)	5.59%
Allison M. Fergus	40,222		1.72%
Christopher F. Liucci	22,325		*

*	Less than 1%.
(1)	The amount shown includes 4,275 options owned by Mr. Benz’s wife.

The following is, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock during the 60 days before and including the commencement of this offer:

•

On May 30, 2007, Mortimer B. Fuller III, the Company’s Chief Executive Chairman and Chairman of the Board, was granted a 5-year option to purchase 37,084 shares of common stock at an exercise price of $32.35 per share and a 5-year option to purchase 3,091 shares of common stock at an exercise price of $35.59 per share. The shares were granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008.

•

On May 30, 2007, John C. Hellmann, the Company’s Chief Executive Officer and President and a director of the Company, was granted a 5-year option to purchase 59,770 shares of common stock at an exercise price of $32.35 per share. The option was granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008.

•

On May 30, 2007, Timothy J. Gallagher, the Company’s Chief Financial Officer, was granted a 5-year option to purchase 33,494 shares of common stock at an exercise price of $32.35 per share. The option was granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008.

•

On May 30, 2007, James W. Benz, the Company’s Chief Operating Officer, was granted a 5-year option to purchase 28,056 shares of common stock at an exercise price of $32.35 per share. The shares were granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008. Also, on May 30, 2007, Mr. Benz’s wife exercised an option to purchase 1,500 shares of common stock at an exercise price of $15.63 per share. The option was granted under the Company’s Omnibus Plan.

•

On May 30, 2007, Allison M. Fergus, the Company’s General Counsel and Secretary, was granted a 5-year option to purchase 17,722 shares of common stock at an exercise price of $32.35 per share. The shares were granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008.

•

On May 30, 2007, Christopher F. Liucci, the Company’s Chief Accounting Officer, was granted a 5-year option to purchase 12,325 shares of common stock at an exercise price of $32.35 per share. The shares were granted under the Company’s Omnibus Plan and will vest in three equal annual installments beginning May 30, 2008.

As of June 11, 2007, neither we, nor to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option agreements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 1,985,189 shares (including 1,021,700 shares attributable to our officers and directors) of our common stock pursuant to the Omnibus Plan; and

•	outstanding options to purchase an aggregate of 357,758 (including 161,660 shares attributable to our officers and directors) shares of our common stock pursuant to the Stock Plan.

12. Status of options amended pursuant to the terms of the offer; accounting consequences of the offer.

Eligible options that we accept for amendment pursuant to the terms of this offer will be amended under the Omnibus Plan. The Omnibus Plan replaced the Stock Plan and, therefore, all options granted under the Stock Plan are governed by the terms and conditions of the Omnibus Plan. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects.

We intend to account for the amendment of eligible options and the corresponding cash payment as a modification of the original eligible options under Statement of Financial Accounting Standards No. 123(R)—Share-Based Payment (“SFAS No. 123(R)”). In accordance with SFAS 123(R), we intend to record approximately $15,000 as incremental compensation expense, which represents the excess of the fair value of the amended eligible option and corresponding cash payment over the fair value of the original eligible option.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of options for amendment and the issuance of amended options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, including any requirements of the New York Stock Exchange, that would need to be obtained, taken or satisfied for the amendment of the options as contemplated herein. Should any other approval or action be required in connection with this offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under this offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14. Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in this offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Cash payments.

You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment taxes required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld.

Amended options.

If you are an option holder who chooses to accept this offer with respect to eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

Your amended options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award, unless such options are amended to increase their exercise price to the fair market value of the underlying stock on the date of grant prior to December 31, 2007 (or prior to December 31, 2006, in the case of options granted to certain employees who were “insiders” under Section 16 of the Exchange Act at the time of the grant if an accounting charge has been or is reasonably expected to be reported in connection with the option grant).

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

If You Do Not Participate in the Offer to Amend.

The following is a summary of the material United States federal income tax consequences of declining to participate in this offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors regarding your decision regarding participation in this offer.

Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. The eligible options may have been granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

None of the eligible options have fixed exercise dates and therefore, they would subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax and interest charges. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the value of the shares at the time of vesting and the exercise price of such shares) on the newly vested options will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), any increase in value of the underlying stock will be taxed.

Uncertainty

Unfortunately, the regulations promulgated by the IRS under Section 409A do not yet provide detailed guidance regarding the calculation of the 20% additional tax and interest charges in the case of discount option grants. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

15. Extension of offer; termination; amendment.

We reserve the right, at our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the expiration date. We will issue a notice of any such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. Our right to extend this offer is limited by Rule 13e-4(f)(2)(ii) under the Exchange Act which requires that we must permit eligible options tendered in this offer to be withdrawn if they have not been accepted for payment after the expiration of 40 U.S. business days from the commencement of the tender offer.

As discussed in Section 2 of this Offer to Amend, an option to purchase common stock is eligible for this offer only if, among other things, the option is outstanding as of the expiration date. Therefore, if a particular option expires after commencement of this offer, but before the expiration date, that particular option is not eligible for amendment. As a result, if we extend this offer for any reason and if a particular option with respect to which an election to accept this offer was made before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

We also reserve the right, in our sole judgment, to terminate this offer prior to the expiration date if any of the events listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred by giving written or electronic notice of the termination or by making a public announcement of the termination. Our right to terminate this offer as regards eligible options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend this offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible holders or by decreasing or increasing the number of options being sought in this offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of this offer. Any such notice or announcement will set forth the period of time during which this offer will remain open following the notice or announcement of any amendment of this offer.

The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, this offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend this offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this offer, a “U.S. business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17. Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including the exhibits thereto, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

2.	Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of stockholders, filed with the SEC on April 23, 2007;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2007, filed with the SEC on May 9, 2007;

4.	Our current reports on Form 8-K dated January 8, 2007, February 13, 2007 (Item 5), March 12, 2007, March 26, 2007, April 3, 2007, May 1, 2007 (Item 8) and June 5, 2007 filed with the SEC on January 8, 2007, February 13, 2007 (Item 5), March 13, 2007, March 26, 2007, April 4, 2007, May 1, 2007 (Item 8) and June 5, 2007, respectively; and

5.	All other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to amend certain options and prior to the expiration of this offer.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies thereof may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our Internet site at http://www.gwrr.com.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents that have been incorporated by reference herein or to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830, Attention: Christine C. Moran, or telephoning Christine C. Moran at (203) 629-3722.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

Before making your decision as to whether or not to participate in this offer, the information contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

18. Financial statements.

Our audited consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 included under “Part IV-Item 15-Exhibits and Financial Statement Schedules” (pages F-1 to F-67) in our annual report on Form 10-K for our fiscal year ended December 31, 2006 and our unaudited condensed consolidated financial statements for the three months ended March 31, 2007 and 2006 included under “Part I-Item 1-Financial Statements” (pages 3 to 26) in our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2007 are incorporated herein by reference. We urge you to read our annual report on Form 10-K for our fiscal year ended December 31, 2006 and our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2007 as well as the financial and other information included in our other recent SEC filings for a more complete understanding of our financial condition and results of operations. Such filings may be examined, and copies thereof may be obtained, by following the instructions in Section 17 of this Offer to Amend.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will options be accepted from, option holders residing in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained or incorporated by reference in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Genesee & Wyoming Inc.

Offer to Amend Certain Options

June 14, 2007